EXHIBIT 99.1
NMI Holdings, Inc. Appoints John Erickson to Board of Directors

EMERYVILLE, Calif., Sep. 14, 2023 -- NMI Holdings, Inc., (Nasdaq:NMIH), the parent company of National Mortgage Insurance Corporation (National MI), announced today that John Erickson has been appointed as an independent member of its Board of Directors, effective immediately. National MI’s Board increases to ten members with Mr. Erickson’s appointment.

“We are delighted to welcome John to National MI’s Board,” said Bradley Shuster, Executive Chairman and Chairman of the Board of National MI. “I have known and admired him for years, and am confident that his proven track record of executive leadership and extensive board experience will complement our already strong Board and add great value as we continue to invest in future growth.”
Mr. Erickson is a seasoned finance executive with four decades of experience in the financial services industry. Mr. Erickson served for over 30 years at Union Bank, N.A., where he held a range of leadership roles, including as Vice Chairman, Chief Corporate Banking Officer with responsibility for the organization’s Commercial Banking, Real Estate Industries, Global Treasury Management, Global Capital Markets, and Wealth Management divisions, and as Vice Chairman and Chief Risk Officer. He also served as President of Consumer Banking and President of the California market for CIT Group, Inc. Mr. Erickson currently serves on the Boards of Bank of Hawaii Corp. and Luther Burbank Corp. He previously served as a director of Zions Bancorporation N.A. Mr. Erickson holds a bachelor’s degree with an emphasis in economics and an M.B.A. with an emphasis in finance from the University of Southern California.

About NMI Holdings

NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low-down-payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417